Exhibit 99.1

Legacy Housing Corporation Names Jeff Fiedelman as Chief Financial Officer

September 12, 2023

BEDFORD, Texas, - Legacy Housing Corporation (“Legacy” or the “Company,” NASDAQ: LEGH) announced that Jeff Fiedelman has joined the Company today as Chief Financial Officer (“CFO”).

Duncan Bates, President and Chief Executive Officer, commented, “I am excited for Jeff to join our team as Chief Financial Officer. Jeff is a proven CFO and brings a wealth of experience in the areas of finance, accounting, and operations to Legacy. He has held senior leadership positions at public and private companies, and his experience, background, and education will be a great addition to our leadership team.”

Mr. Fiedelman replaces Ronald Arrington, who stepped down as CFO on September 11, 2023.

Duncan continued, “I want to thank Ron for his dedicated service to Legacy and wish him great success in future endeavors.”

Jeff Fiedelman Bio

Mr. Fiedelman (54) is a seasoned executive with over thirty years of experience in finance, strategy, and operations. He has extensive experience with global companies, both public and private, in many industries including manufacturing, distribution, technology, and food & beverage. He has held leadership roles in corporate finance, global financial operations and accounting, capital markets, product management, and manufacturing operations. Most recently, he managed his own consulting firm that provided CFO and transactional advisory services to middle market companies. Previously, he served as CFO of Pioneer Wine & Spirits, Oryon Technologies, and Substrate Technologies. Mr. Fiedelman earned a BS in Electrical Engineering from Stanford University and an MBA from The Wharton School of the University of Pennsylvania.

About Legacy Housing Corporation

Legacy builds, sells, and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores. The Company also sells directly to manufactured housing communities. Legacy is the fifth largest producer of manufactured homes in the United States as ranked by the number of homes manufactured based on the information available from the Manufactured Housing Institute and the Institute for Building Technology and Safety. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 395 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $33,000 to $180,000.

Investor Inquiries:
Duncan Bates, (817) 799-4837
duncanbates@legacyhousingcorp.com

Media Inquiries:
Kira Hovancik, (817) 799-4905
pr@legacyhousingcorp.com